As filed with the Securities and Exchange Commission on December 6, 2016

Registration No. 333-183108

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ingram Micro Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware		62-1644402
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
3351 Michelson Drive, Suite 100 Irvine, California 92612-0697 (714) 566-1000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William D. Humes Chief Financial Officer Ingram Micro Inc. 3351 Michelson Drive, Suite 100 Irvine, California 92612-0697 (714) 566-1000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Larry C. Boyd Executive Vice President Secretary and General Counsel Ingram Micro Inc. 3351 Michelson Drive, Suite 100 Irvine, California 92612-0697 (714) 566-1000		Alan F. Denenberg Stephen P. Salmon Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Ingram Micro Inc., a Delaware corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-3, Registration No. 333-183108, filed with the Securities and Exchange Commission on August 7, 2012 (the “Registration Statement”), registering the sale of an indeterminate amount of Class A Common Stock, par value $0.01 per share, Preferred Stock, par value $0.01 per share, debt securities, warrants and units (collectively, the “Securities”), of the Registrant, to be offered at indeterminate prices. Pursuant to the Registration Statement, $300.0 million principal amount of 5.000% notes due 2022 was offered and sold to the public and $500.0 million principal amount of 4.950% notes due 2024 was offered and sold to the public.

On February 17, 2016, the Registrant entered into an Agreement and Plan of Merger (as amended on November 10, 2016, the “Merger Agreement”) with Tianjin Tianhai Investment Company, Ltd., a joint stock company existing under the laws of the People’s Republic of China (“Tianjin Tianhai”), and GCL Acquisition, Inc., a Delaware corporation and an indirect, controlled subsidiary of Tianjin Tianhai (“Merger Sub”), pursuant to which, on December 5, 2016, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company and a subsidiary of Tianjin Tianhai (the “Merger”).

In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, pursuant to the undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities registered that remain unsold at the termination of the offering, the Registrant is filing this post-effective amendment to the Registration Statement to deregister, and does hereby remove from registration, all Securities that had been registered under the Registration Statement that remain unsold as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on December 6, 2016.

INGRAM MICRO INC.

By:	/s/ Larry C. Boyd
Name:	Larry C. Boyd
Title:	Executive Vice President, Secretary and General Counsel

* Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.